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                                                               Page 1 of 8 Pages




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                               (AMENDMENT NO. 1)(1)


                             JUNIPER NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    48203R104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /    Rule 13d-1(b)

    / /    Rule 13d-1(c)

    /x/    Rule 13d-1(d)


---------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 48203R104              13G                           Page 2 of 8 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
      NUMBER OF                 5      SOLE VOTING POWER                      0
       SHARES               ---------- -----------------------------------------
     BENEFICIALLY               6      SHARED VOTING POWER           25,987,503
      OWNED BY              ---------- -----------------------------------------
        EACH                    7      SOLE DISPOSITIVE POWER                 0
      REPORTING             ---------- -----------------------------------------
     PERSON WITH                8      SHARED DISPOSITIVE POWER      25,987,503
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     25,987,503
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               8.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 48203R104              13G                          Page 3 of 8 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b)/x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
                          5      SOLE VOTING POWER                            0
                      ---------- -----------------------------------------------
                          6      SHARED VOTING POWER

        NUMBER OF                25,987,503 shares are directly held by
         SHARES                  KPCB VII. KPCB VII Associates is the
      BENEFICIALLY              general partner of KPCB VII.
        OWNED BY      ---------- -----------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                       0
       REPORTING      ---------- -----------------------------------------------
      PERSON WITH         8      SHARED DISPOSITIVE POWER

                                 25,987,503 shares are directly held by
                                 KPCB VII.  KPCB VII Associates is the
                                 general partner of KPCB VII.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     25,987,503
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                8.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                      13G                  Page 4 of 8 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER              1,057,039
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       25,987,503 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Hearst
       NUMBER OF                       is a general partner of KPCB VII
        SHARES                         Associates. Mr. Hearst disclaims
     BENEFICIALLY                      beneficial ownership of the shares held
       OWNED BY                        directly by KPCB VII.
         EACH               ---------- -----------------------------------------
      REPORTING                 7      SOLE DISPOSITIVE POWER                 0
     PERSON WITH            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER       1,057,039

                                       25,987,503 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Hearst
                                       is a general partner of KPCB VII
                                       Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      27,044,542
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               8.5%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                13G                        Page 5 of 8 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                860,110
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       25,987,503 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Khosla
           NUMBER OF                   is a general partner of KPCB VII
             SHARES                    Associates. Mr. Khosla disclaims
          BENEFICIALLY                 beneficial ownership of the shares held
           OWNED BY                    directly by KPCB VII.
             EACH           ---------- -----------------------------------------
           REPORTING            7      SOLE DISPOSITIVE POWER                 0
          PERSON WITH       ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER         860,110

                                       25,987,503 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Khosla
                                       is a general partner of KPCB VII
                                       Associates. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      26,847,613
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               8.4%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 6 of 8 Pages


     ITEM 1(A)       NAME OF ISSUER:

                     Juniper Networks, Inc.

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1194 N. Mathilda Avenue
                     Sunnyvale, CA 94089

   ITEM 2(A)-(C)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Messrs. Hearst and Khosla, general partners of KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, are both United States citizens. KPCB VII Associates is general partner to KPCB VII.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     48203R104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreement of KPCB VII, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Juniper Networks, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                               Page 7 of 8 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001




WILLIAM R. HEARST III                    KPCB VII ASSOCIATES, L.P.,
VINOD KHOSLA                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry        Signature:  /s/  Brook H. Byers
            ------------------------                ---------------------------
            Michael S. Curry                         Brook H. Byers
            Attorney-in-Fact                         A General Partner

                                         KLEINER PERKINS CAUFIELD &
                                         BYERS VII, L.P., A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                         By:   KPCB VII Associates, L.P.,
                                               a California Limited Partnership,
                                               its General Partner

                                         Signature:  /s/  Brook H. Byers
                                                    ---------------------------
                                                     Brook H. Byers
                                                     A General Partner


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                                                               Page 8 of 8 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Juniper Networks, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001




WILLIAM R. HEARST III                    KPCB VII ASSOCIATES, L.P.,
VINOD KHOSLA                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry        Signature:   /s/  Brook H. Byers
            ------------------------                  -------------------------
            Michael S. Curry                          Brook H. Byers
            Attorney-in-Fact                          A General Partner

                                         KLEINER PERKINS CAUFIELD &
                                         BYERS VII, L.P., A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                         By:   KPCB VII Associates, L.P.,
                                               a California Limited Partnership,
                                               its General Partner

                                         Signature:   /s/  Brook H. Byers
                                                      -------------------------
                                                      Brook H. Byers
                                                      A General Partner